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Exhibit 10.34


                                   AGREEMENT


         This Agreement is made as of March 10, 2000 between WESTAR FINANCIAL SERVICES INCORPORATED , a Washington corporation (the "Company") and & CAPITAL, PARTNERS, L.P. (the "Lender").


                                    Recitals

         A. The Company executed and delivered to Lender a promissory note in the principal amount of $1,500,000 dated April 15, 1997 (the "Note").

         B.       The Note matured on July 31, 1997 and was extended.

         C. To provide security for repayment of the Note, the Company executed a Security Agreement dated April 15, 1997, granting to Lender a security interest in certain assets of the Company (the "Lender Security Agreement").

         D. The Parties are entering into this Agreement to again extend the maturity date for payment of the Note, change the interest rate and reflect a change in the preferred stock agreement.


                                    Agreement

         NOW, THEREFORE, the parties agree as follows:


--   Maturity Date. The maturity date of the Note is hereby extended to the earlier of (i) April 30, 2001 or (ii) receipt by the Company of not less than $5,000,000 in proceeds from one or more closings of its current offerings


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of Units, consisting of convertible subordinated notes or any other similar financing or financings involving securities.

-    Interest.  The interest rate of the Note is 9%.

3. Subordination. The Bank One Security Interest shall be and remain at all times a lien or charge on the Residual Interest, prior and superior to the lien or charge of Lender under the Lender Security Agreement.

4. Acknowledgment of Subordination. Lender acknowledges that it hereby intentionally waives, relinquishes and subordinates the priority and superiority of the lien or charge of the Lender Security Agreement in favor of the lien or charge of the Bank One Security Interest upon the Residual Interest, and understands that in reliance upon and in consideration of this waiver, relinquishment and subordination, specific loans and advances are being and will be made and specific monetary and other obligations are being and will be entered into by third parties which would not be made or entered into but for such reliance upon this waiver, relinquishment and subordination. Lender agrees to execute such further documents as either Bank One or the Company may reasonably request to reflect, implement or confirm such subordination.

10       Agreement. This Amendment reflects changes to the interest rate and due date of the original "Note". All other parts of the "Note" remain as previously stated.

6. Binding Effect. This Agreement shall enure to the benefit of and be binding upon the legal representatives, heirs, successors and assigns of the parties.

7. Continuing Effect. Except as specifically modified or amended hereby, the Note and the Lender Security Agreement shall continue in full force and effect in accordance with their terms.

8. In return for amending this agreement, the Company waives section 5(d) of the Designation of Rights and Preferences of Republic Leasing Incorporated Series 4 Preferred Stock.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                WESTAR FINANCIAL SERVICES
                                INCORPORATED


                                By:___________________________
                                R.W. Christensen, Jr., Its President


                                & CAPITAL, PARTNERS, L.P.

                                By:___________________________
                                David C. Soward, Its Managing General Partner


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